EXHIBIT 23.1





                               February 12, 1997



Redwood Broadcasting, Inc.                 Redwood Microcap Fund, Inc.
7518 Elbow Bend Rd., Bldg. A, Ste. I       7518 Elbow Bend Rd., Bldg. A, Ste. I
P.O. Box 3458                              P.O. Box 3458
Carefree, Arizona  85377                   Carefree, Arizona  85377

     Re: Pre-Effective Amendment No. 4 to S.E.C. Registration Statement on Form SB-2

Ladies and Gentlemen:

     We hereby consent to the inclusion of our opinion regarding the legality of the securities being registered by the Form SB-2 Registration Statement to be filed with the United States Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, by Redwood Broadcasting, Inc., a Colorado corporation (the "Company"), in connection with the offering by the Company and certain Selling Shareholders described therein of up to 1,200,437 shares of its Common Stock and up to 203,008 Common Stock Put Options, and the offering by Redwood MicroCap Fund, Inc. of 203,008 Put Option Guarantees as proposed and more fully described in such Registration Statement.

     We further consent to the reference in such Registration Statement to our having given such opinions.

                                           Sincerely,



                                           Clifford L. Neuman

CLN:at